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                                                                  Exhibit 10.13


May 16, 1996



Dennis R. Mahoney
227 West Bellevue Avenue
San Mateo, CA 94402

Dear Dennis:

On behalf of Raster Graphics, Inc., I am pleased to offer you the position of Vice President/Chief Financial Officer reporting directly to me. Your starting salary will be $12,500.00 per month to be paid on a bi-weekly basis. In addition to your salary, you will be paid a one time sign-on bonus of $20,000.

This offer of employment is contingent upon your ability to show proof of your legal right to work in the United States as required by the U.S. Immigration and Naturalization Service (INS). Therefore, before your first day of employment, and possibly from time to time thereafter, you will be asked to provide proof of your identity as well as your legal right to work in the United States. In most cases, a United States Passport or a state driver's license showing a photo of yourself, and a Social Security card will satisfy the INS regulations. Foreign nationals requiring permission to work in the U.S. will be asked to provide documents appropriate to their individual status.

Subject to all applicable eligibility requirements, you will participate in our 401(k) plan, Section 125 premium plan, dependent care FSA, medical care FSA, long term disability and life insurance and our medical, dental and vision care insurance for you and your family. You will also be eligible for up to twenty
(20) days paid personal time off per year which is earned at the rate of 6.514 hours per pay period and also ten (10) annual paid holidays. If you choose to participate in our current family health care option, there is a small bi-weekly payroll deduction. Our benefit programs may be modified from time to time.

We will recommend that the Board of Directors, at its next regularly scheduled meeting following your commencement date, grant you an option to purchase up to 350,000 shares of Raster Graphics, Inc., common stock. The exercise price per share will be equal to the fair market value on the date of the grant of your option. You will become 12.5% vested in this option after six months of employment, with 2.0833% additional vesting each month until you become 100% vested after four years of continuous employment.

Attached is Raster Graphics' standard Proprietary Information Agreement. Please read it. If you accept our offer, you must return a signed copy to us prior to commencing your employment.
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Also attached is our standard Arbitration Agreement. This agreement states that any disputes between you and the Company that may arise during your employment or from your termination, with the exception of any disputes which in any way relates to your Proprietary Information Agreement with Raster Graphics, will be resolved by arbitration as opposed to court litigation. This agreement must also be signed and returned prior to your commencement of employment.

In the event that Raster Graphics initiates termination of your employment for reasons other than prohibited conduct, Raster Graphics will continue your salary for a period of six months from the date of termination, excluding company benefits. While you are on salary continuation, your stock will continue to vest for an additional 26 weeks.

The terms contained in this letter constitute our entire agreement regarding the subjects covered. No other agreement, understanding, statement or promise is part of our agreement. Any modification of these terms will be effective only if in writing and signed by both of us.

We are impressed with your background, knowledge and experience and feel you will be a valuable addition to our team. We look forward to having you join us on or before May 30, 1996. Please sign and return a copy of this letter and the attached Arbitration and Proprietary Information Agreements indicating that you agree and accept the terms no later than May 30, 1996. We look forward to working with you and are excited about you joining our team.

You may accept this offer by signing below, returning the original letter to Lynne Reynolds in Human Resources and retaining a copy for your personal records. This offer of employment is valid until 5:00 p.m. on Thursday, May 30, 1996.

Sincerely,


/s/ Rak Kumar
Rak Kumar                                        ACCEPTED: /s/ Dennis R. Mahoney
President/CEO                                    START DATE: May 16, 1996